Exhibit 10.18.7

EXECUTION COPY
Date: January 5, 2009
ORPOWER4 INC
as Company
SOCIÉTÉ DE PROMOTION ET DE PARTICIPATION POUR LA
COOPÉRATION ECONOMIQUE
as Lender
and
DEG — DEUTSCHE INVESTITIONS- UND
ENTWICKLUNGSGESELLSCHAFT MBH
as Global Agent

PROPARCO A LOAN AGREEMENT

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		Page

9.4	Consolidation and division of Loans	8
9.5	Fixed Rate Loans	9

10	FEES	9
10.1	Front-end fee	9
10.2	Commitment fee	9
10.3	Monitoring Fee	9

11	TAX GROSS-UP AND INDEMNITIES	9

12	INCREASED COSTS	9

13	OTHER INDEMNITIES	10

14	COSTS AND EXPENSES	10

15	REPRESENTATIONS	10

16	COVENANTS	10

17	EVENTS OF DEFAULT	10

18	ASSIGNMENTS	11

19	DIRECTIONS	11

20	NOTICES	11

21	CALCULATIONS AND CERTIFICATES	11
21.1	Accounts and Certificates and Determinations	11
21.2	Day Count Convention	11

22	PARTIAL INVALIDITY	11

23	AMENDMENTS AND WAIVERS	12

24	COUNTERPARTS	12

25	GOVERNING LAW	12

26	ENFORCEMENT	12
26.1	Jurisdiction	12
26.2	Arbitration	12
26.3	Service of Process	14
26.4	Waiver	14
26.5	Consolidation of Arbitral Proceedings	15

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THIS PROPARCO A LOAN AGREEMENT (this “Agreement”) is dated January 5, 2009 between:
(1)	ORPOWER4 INC, a limited liability company established under the laws of the Cayman Islands (the “Company”);

(2)	SOCIÉTÉ DE PROMOTION ET DE PARTICIPATION POUR LA COOPÉRATION ECONOMIQUE (the “Original Lender”); and

(3)	DEG — DEUTSCHE INVESTITIONS- UND ENTWICKLUNGSGESELLSCHAFT mbH (the “Global Agent”).
IT IS AGREED as follows:
1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Common Terms Agreement” means the common terms agreement between, inter alia, the Company, the Original Lenders and the Global Agent, dated on or about the date hereof.

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Fixed Rate Break Costs” means, in respect of a Fixed Rate Loan, the amount (if positive) equal to the discounted difference which would exist to the Lender’s prejudice between:
(a)	the interest that would have accrued on the Loan or the portion thereof that has been prepaid at the interest rate applicable to the Loan (excluding the margin), had there been no prepayment, and

(b)	the interest which would be received by the Lender by re-investment of the amount of the Loan or portion thereof that has been prepaid over the period from and including the prepayment date to but excluding the Final Repayment Date, applying a reinvestment rate and a discount rate which is the yield rate of the fixed rate United States Treasury Bond whose maturity is closest to the final maturity (grace period, if any included) of the relevant Loan (as published between 11:00 a.m. and 12:30 a.m., Paris time, on the REUTERS screen page 0 # USTSY = GISB or its successor page) on the date falling 5 (five) Business Days prior to the date of prepayment of the relevant Loan.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9.1 (Duration of Interest Periods) and in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default Interest).

“Lender” means:
(a)	any Original Lender; and

(b)	any bank or financial institution which has become a Party to this Agreement and to the Common Terms Agreement in accordance with Clause 27 (Changes to Lenders) of the Common Terms Agreement,
and in each case which has not ceased to be a Party hereto in accordance with the terms of the Finance Documents.

“Loan” means a loan made or to be made under the Facility or, as the context may require, the principal amount outstanding for the time being of that loan.

“Party” means a party to this Agreement and includes its successors in title, permitted assigns and permitted transferees.

“Repayment Instalment” means each instalment for repayment of a Loan referred to in Clause 6.1 (Repayment of Loan).
1.2	Construction
(a)	Capitalised terms defined in the Common Terms Agreement have, unless expressly defined in this Agreement, the same meaning given in this Agreement.

(b)	The provisions of Clause 1.2 (Construction) of the Common Terms Agreement shall apply to this Agreement as though they were set out in full herein.
1.3	Third Party Rights

A person who is not a Party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.
1.4	Lender’s Rights and Obligations

The provisions of Clause 2.2 (Finance Parties’ Rights and Obligations) of the Common Terms Agreement shall apply to this Agreement as though they were set out in full herein.

2	THE FACILITY

Subject to the terms of this Agreement and the Common Terms Agreement, the Lender agrees to lend and the Company agrees to borrow a term loan facility in the aggregate amount of fifteen million US Dollars (US$15,000,000) (the “Facility”).
3	PURPOSE

3.1	Purpose

The Company shall apply all amounts borrowed by it under the Facility in accordance with Clause 3.1 (Purpose) of the Common Terms Agreement.
3.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
4	CONDITIONS PRECEDENT

4.1	Conditions Precedent to First Disbursement

The Lender shall not be obliged to make the first Disbursement unless the Global Agent shall have received the notifications referred to in Clause 4.1(b) (Conditions of First Disbursement) of the Common Terms Agreement.
4.2	Conditions Precedent to Second Disbursement

The Lender shall not be obliged to make the second Disbursement unless the Global Agent shall have received the notifications referred to in Clause 4.3 (Conditions of Second Disbursement) of the Common Terms Agreement.
4.3	Conditions Precedent to Each Disbursement

The Lender shall not be obliged to make a Disbursement unless the Global Agent shall have received the notifications referred to in Clause 4.2(b) (Conditions of Each Disbursement) of the Common Terms Agreement.
4.4	Maximum Number of Loans

The Company may not deliver a Drawdown Request if as a result of the proposed Loan, three (3) or more Loans would be outstanding.

5	DISBURSEMENT

5.1	Completion of a Drawdown Request
(a)	Each Drawdown Request shall be in accordance with Clause 5 (Disbursement) of the Common Terms Agreement, is irrevocable and will not be regarded as having been duly completed unless it is issued in accordance with the Common Terms Agreement and the currency and amount of the Loan comply with Clause 5.2 (Currency and Amount);

(b)	Only one Loan may be requested in each Drawdown Request.
5.2	Currency and Amount
(a)	The currency specified in a Drawdown Request must be US Dollars.

(b)	The amount of the proposed Loan must be an amount which is not more than the Available Facility.
5.3	Facility Office

If the conditions set out in this Agreement have been met, the Lender shall make each Loan available through its Facility Office.
6	REPAYMENT

6.1	Repayment of Loan
(a)	The Company shall repay the Loan on the Repayment Dates set out in Schedule 11 (Repayment Schedule) of the Common Terms Agreement.

(b)	Such balance of the Loans and any other amounts under this Agreement as remain outstanding after the repayments pursuant to Clause 6.1(a) (Repayment of Loan) are made, shall be repaid in full on the Final Repayment Date.
6.2	Reborrowing

The Company may not reborrow any part of the Facility which is repaid.
7	PREPAYMENT AND CANCELLATION

7.1	Voluntary Prepayment
(a)	Any voluntary prepayment of the Loans shall be made in accordance with Clause 7 (Voluntary Prepayment and Cancellation) of the Common Terms Agreement.

(b)	Upon delivery of a notice in accordance with Clause 7.2(a) (Voluntary Prepayment) of the Common Terms Agreement, the Company shall make the prepayment in accordance with the terms of that notice.
7.2	Cancellation

The Company may cancel the whole or any part of the Available Facility in accordance with Clause 7.1 (Voluntary Cancellation) of the Common Terms Agreement.
7.3	Restrictions

The provisions of Clause 7.4 (Restrictions) of the Common Terms Agreement shall apply to this Agreement as though they were set out in full herein.
7.4	Mandatory Prepayment

Any mandatory prepayment of the Loans shall be made in accordance with Clause 8 (Mandatory Prepayments) of the Common Terms Agreement.
7.5	Prepayment Premium, Break Costs, etc.

For the avoidance of doubt, any Prepayment Premium, cancellation fees, Break Costs and Fixed Rate Break Costs (if any) shall be payable in accordance with the Common Terms Agreement.
8	INTEREST

8.1	Calculation of Interest

The rate of interest on each Loan for each Interest Period shall be the rate which is the sum of:
(a)	LIBOR;

(b)	the Mandatory Cost, if any; and

(c)	the Margin.
8.2	Payment of Interest

On each Interest Payment Date the Company shall pay accrued interest on the Loan to which that Interest Period relates. For the avoidance of doubt, interest in respect of each Loan shall be calculated from and including the Interest Payment Date on which such Interest Period commences and end on the day prior to the next occurring Interest Payment Date.

8.3	Default Interest

If the Company fails to pay any amount payable by it under this Agreement on its due date, default interest shall accrue and be payable in accordance with Clause 9.3 (Default Interest) of the Common Terms Agreement.
8.4	Notification of rates of interest

The Global Agent shall promptly notify the Lender and the Company of the determination of a rate of interest under this Agreement.
9	INTEREST PERIODS

9.1	Duration of Interest Periods

The duration of each Interest Period shall be six (6) months provided that the first Interest Period shall commence on (and include) the Disbursement Date and end on the day prior to the next Interest Payment Date.
9.2	Changes to Interest Periods
(a)	Prior to determining the interest rate for a Loan, the Global Agent (on the instructions of the Lenders) may shorten an Interest Period for any Loan to ensure there are sufficient Loans (with an aggregate amount equal to or greater than the Repayment Instalment) which have an Interest Period ending on the relevant Interest Payment Date for the Company to make the Repayment Instalment due on that date.

(b)	If the Global Agent makes any change to an Interest Period referred to in this Clause 9.2, it shall promptly notify the Company and the Lenders.
9.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
9.4	Consolidation and division of Loans

If two or more Interest Periods:
(a)	relate to Loans; and

(b)	end on the same date,
those Loans will be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

9.5	Fixed Rate Loans

If the Company and the Global Agent agree to convert the interest rate in respect of each Loan to a Fixed Interest Rate in accordance with Clause 9.4 (Fixed Rate Loans) of the Common Terms Agreement, Clause 9.4 (Fixed Rate Loans) and Clause 9.5 (Fixed Rate Basis) of the Common Terms Agreement shall apply.
10	FEES

10.1	Front-end fee

The Company shall pay to the Global Agent for each Lender a fee computed at a rate of 1.0 per cent. of that Lender’s Commitment payable as follows:
(a)	an amount equal to 50% of the fee shall be payable no later than 30 days from the date of this Agreement; and

(b)	the remainder of the fee shall be payable on the date of the Security Documents.
10.2	Commitment fee
(a)	The Company shall pay to the Global Agent for each Lender a commitment fee computed at a rate of 1.0 per cent. per annum on the undrawn, uncancelled amount of that Lender’s Commitment.

(b)	Accrued commitment fee is payable during the Availability Period on each Interest Payment Date in arrears. Accrued commitment fee is also payable to the Global Agent for a Lender on the date its Commitment is cancelled in full.
10.3	Monitoring Fee

The Company shall pay to the Global Agent for the account of the Lender a monitoring fee in accordance with Clause 10.6 (Monitoring Fees) of the Common Terms Agreement.
11	TAX GROSS-UP AND INDEMNITIES

The provisions of Clause 11 (Taxes) of the Common Terms Agreement shall apply to this Agreement as though they were set out in full herein.
12	INCREASED COSTS

The provisions of Clause 12 (Increased Costs) of the Common Terms Agreement shall apply to this Agreement as though they were set out in full herein.

13	OTHER INDEMNITIES

The provisions of Clause 13 (Other Indemnities) of the Common Terms Agreement shall apply to this Agreement as though they were set out in full herein.
14	COSTS AND EXPENSES

The provisions of Clause 15 (Costs and Expenses) of the Common Terms Agreement shall apply to this Agreement as though they were set out in full herein.
15	REPRESENTATIONS

The provisions of Clause 23 (Representations and Warranties) of the Common Terms Agreement shall apply to this Agreement as though they were set out in full herein.
16	COVENANTS

The provisions of Clause 24 (Affirmative Covenants) of the Common Terms Agreement and Clause 25 (Negative Covenants) of the Common Terms Agreement shall apply to this Agreement as though they were set out in full herein.
17	EVENTS OF DEFAULT
(a)	The provisions of Clause 26 (Events of Default) of the Common Terms Agreement shall apply to this Agreement as though they were set out in full herein.

(b)	Upon the occurrence of and during the continuance of an Event of Default, the Global Agent (acting on the instructions of the Lenders) may declare an Event of Default and accelerate the Loans, and exercise any or all remedies set out under the Finance Documents, including the following:
(i)	cancel or suspend the commitments of the Lender under this Agreement;

(ii)	declare the principal amount of the Loans together with accrued interest thereon and any other outstanding amounts under this Agreement to be immediately due and payable or repayable on demand; or

(iii)	cancel or suspend further Disbursements;

(c)	Upon the occurrence of an Event of Default of the type described in Clauses 26.1(h) (Expropriation), 26.1(k) (Insolvency), 26.1(l) (Winding-Up), 26.1(m) (Appointment of Officer) or 26.1(n) (Analogous Events) of the Common Terms Agreement, the Loans, all interest accrued on them and any other amounts payable under this Agreement will become immediately due and payable without any presentment, demand, protest or notice of any kind, all of which the Company waives.
18	ASSIGNMENTS

The provisions of Clause 27 (Changes to Lenders) and Clause 28 (Assignments and Transfer by the Parties) of the Common Terms Agreement shall apply to this Agreement as though they were set out in full herein.
19	DIRECTIONS

The provisions of Clause 29.4 (Directions) of the Common Terms Agreement shall apply to this Agreement as though they were set out in full herein.
20	NOTICES

The provisions of Clause 34 (Notices) of the Common Terms Agreement shall apply to this Agreement as though they were set out in full herein.
21	CALCULATIONS AND CERTIFICATES

21.1	Accounts and Certificates and Determinations

The provisions of Clause 35.1 (Accounts) and Clause 35.2 (Certificates and Determinations) of the Common Terms Agreement shall apply to this Agreement as though they were set out in full herein.
21.2	Day Count Convention

Any interest, commission or fee accruing under this Agreement will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.
22	PARTIAL INVALIDITY

The provisions of Clause 36 (Partial Invalidity) of the Common Terms Agreement shall apply to this Agreement as though they were set out in full herein.

23	AMENDMENTS AND WAIVERS

The provisions of Clause 37 (Amendments and Waivers) of the Common Terms Agreement shall apply to this Agreement as though they were set out in full herein.
24	COUNTERPARTS

The provisions of Clause 39 (Counterparts) of the Common Terms Agreement shall apply to this Agreement as though they were set out in full herein.
25	GOVERNING LAW

This Agreement and any non-contractual rights arising out of or in connection with this Agreement shall be governed by English law.
26	ENFORCEMENT

26.1	Jurisdiction
(a)	Except as otherwise provided in any of the Security Documents and subject to the Company’s right to propose arbitration pursuant to Clause 26.2 (Arbitration) and the Lenders’ option to agree to such proposal, or to initiate arbitration pursuant to Clause 26.2 (Arbitration), the Parties agree that the courts of England shall have exclusive jurisdiction to resolve any dispute arising out of or in connection with the Finance Documents (including a dispute regarding the existence, breach, validity or termination of this Agreement or any of the Finance Documents) (a “Dispute”).

(b)	The Parties agree that English law shall govern the determination of any Dispute regardless of the jurisdiction in which the Dispute is heard.
26.2	Arbitration
(a)	Prior to the commencement of any legal proceedings by the Company (other than Interim Proceedings) in the courts of England in respect of a Dispute the Company shall give prior notice to the Lenders, and the Lenders acting unanimously shall indicate to the Company in writing within fifteen (15) days of receipt of such notice from the Company, whether that Dispute shall instead be resolved by arbitration pursuant to this Clause 26.2 (Arbitration), provided that this Clause 26.2 (Arbitration) shall not prejudice the right of the Lenders to commence arbitration in respect of a Dispute by giving prior notice to the Company. If the Lenders notify the Company that the Dispute is to be resolved by arbitration, to which the Company shall not object, the following provisions shall apply. For the avoidance of doubt, the Company shall not be required to give notice pursuant to this Clause prior to the commencement of Interim Proceedings.
(b)	Any arbitration commenced in respect of a Dispute shall be resolved in accordance with the rules of the United Nations Commission on International Trade Law (“UNCITRAL”), which rules are deemed to be incorporated by reference into this Clause save as modified by this Agreement. In any such arbitration:
(i)	the appointing authority shall be the London Court of International Arbitration (the “LCIA”);

(ii)	the language to be used in the arbitration shall be English;

(iii)	the place and seat of the arbitration shall be London, England; and

(iv)	the number of arbitrators shall be three. For the purpose of Article 7 of the UNCITRAL Rules, where there are multiple parties, whether as claimant or as respondent, the claimants shall act and be treated, jointly, as ‘a party’ and the respondents shall act and be treated, jointly, as ‘a party’.
(c)	In any arbitration commenced pursuant to this Clause 26.2 (Arbitration):
(i)	the Parties hereby waive any rights under the Arbitration Act 1996 (UK) to seek determination of a preliminary point of law by the courts of England; and

(ii)	subject to the terms of any arbitration agreement agreed between the Parties and the provisions of the UNCITRAL Arbitration Rules, the Company shall be entitled to seek only from the Arbitral Tribunal, but not from any judicial authority, any interim measures of protection or pre-award relief (other than any relief sought through Interim Proceedings) against any of the Finance Parties. Until the Arbitral Tribunal has been constituted, the Company shall be entitled to institute Interim Proceedings in the courts of England.
(d)	In any arbitral proceeding, the certificate of a Finance Party as to any amount due to that Finance Party under any Finance Document shall be prima facie evidence of such amount.

26.3	Service of Process

Without prejudice to any other mode of service allowed under any relevant law, the Company:
(a)	irrevocably appoints Chadbourne & Parke MNP of Regis House, 45 King William Street, London, EC4R 9AN, United Kingdom, as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;

(b)	agrees that failure by a process agent to notify the Company of the process will not invalidate the proceedings concerned;

(c)	undertakes that as long as any of the Finance Documents remains in force, the Company shall maintain a duly appointed and authorised agent to receive for and on its behalf service of the writ of summons or other legal process in any action, suit or proceeding brought by any Finance Party in the courts of England with respect to each of the Finance Documents and shall keep the Global Agent advised of the identity and location of such agent; and

(d)	irrevocably consents, if for any reason the Company’s authorized agent for service of process of summons, complaint and other legal process in any action, suit or proceeding is not present in England, to service of such papers being made out of those courts by mailing copies of the papers by registered air mail, postage prepaid, to the Company at its address specified pursuant to Clause 20 (Notices). In such a case, any Finance Party shall also send by facsimile, or have sent by facsimile, a copy of the papers to the Company.
26.4	Waiver
(a)	To the extent that the Company may be entitled in any jurisdiction to claim for itself or its assets immunity with respect to its obligations under this Agreement or any other Finance Document from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed), may be attributed to it or its assets, the Company irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent now or in the future permitted by the laws of such jurisdiction.

(b)	To the extent that the Company may, in any suit, action or proceeding brought in any of the courts referred to in Clause 26.1 (Jurisdiction) or a court of Kenya, Cayman Islands or elsewhere arising out of or in connection with this Agreement or any other Finance Document to which the Company is a party, be entitled to the benefit of any provision of law requiring any Finance Party in such suit, action or proceeding to post security for the costs of the Company, or to post a bond or to take similar action, the Company hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of England, Cayman Islands or Kenya or, as the case may be, the jurisdiction in which such court is located.
(c)	Each Party waives any right it may have to a jury trial of any claim or cause of action in connection with any Finance Documents or any transaction contemplated by any Finance Document. This Agreement may be filed as a written consent to trial by court.
26.5	Consolidation of Arbitral Proceedings

The arbitral tribunal constituted pursuant to Clause 26.2 (Arbitration) may consolidate an arbitration arising out of or relating to this Agreement with any arbitration arising out of or relating to one or more Finance Documents that provides for arbitration by the London Court of International Arbitration, if the subject matter of the disputes arises out of or relates to essentially the same facts or transactions. Such consolidated arbitration shall be determined by the arbitral tribunal appointed for the arbitration proceeding that was commenced first in time. Except as otherwise provided in this Clause 26.5 (Consolidation of Arbitral Proceedings), the rights of the Parties to proceed with dispute resolution hereunder shall be independent of their rights to proceed with dispute resolution under any of the other Finance Documents.
THIS AGREEMENT has been entered into by the Parties on the date stated at the beginning of this Agreement.

SIGNATORIES
Company
ORPOWER4 INC.

By:	/s/ Yehudit Bronicki
	Name:	Yehudit Bronicki
	Title:	Director/President

In the presence of:  /s/  Connie Stechman

Name: Connie Stechman

Address: OrPower4 Inc. c/o Ormat Nevada Inc., 6225 Neil Road, Reno, Nevada
Occupation:  Director/Assistant Secretary

Lender
SOCIÉTÉ DE PROMOTION ET DE PARTICIPATION POUR LA COOPÉRATION ECONOMIQUE

By:	/s/ Philippe Bassery
	Name:	Philippe Bassery
	Title:	Deputy CEO

In the presence of:  /s/ Laurent Demey

Name: Laurent Demey

Address: Proparco, 5, rue Roland Barthes, 75598 Paris Cedex 12, France
Occupation:  Deputy CEO

Global Agent
DEG — DEUTSCHE INVESTITIONS- UND ENTWICKLUNGSGESELLSCHAFT MBH

By:	/s/ Justus Vitinius/Matthias Goulnik
	Name:	Justus Vitinius/Matthias Goulnik
	Title:	First Vice President/Vice President

In the presence of:  /s/ Burckhard Thiemann

Name: Burckhard Thiemann

Address: DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH, Kämmergasse 22, 50676 Köln, Germany
Occupation:  Vice President